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Sub-Item 77C:  Submission of matters to a vote of Securities Holders.
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(a)       September 19, 2005 Special Meeting of Shareholders of The Commerce
          Funds.

(b) Names of Directors Elected at Meeting Names of Directors Now in Office David L. Bodde David L. Bodde Martin E. Galt, III Martin E. Galt, III John Eric Helsing John Eric Helsing Charles W. Peffer Charles W. Peffer Warren W. Weaver



                                    For the    Against the             Broker
                                   Resolution  Resolution   Abstain   Non-Vote
(c)     Approval of New
        Sub-Investment Advisory
        Agreement for the
        International Equity Fund..3,243,605      0         135       176,320

        Election of Trustees

          David L. Bodde...        91,663,277     0       5,289           0
          Martin E. Galt, III...   91,661,734     0       6,882           0
          John Eric Helsing........91,661,547     0       7,019           0
          Charles W. Peffer........91,664,034     0       4,532           0
          Warren W. Weaver.........91,659,247     0       9,319           0

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(d) None.